Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217242

PROSPECTUS SUPPLEMENT NO. 7

(To prospectus dated July 14, 2017)

PEABODY ENERGY CORPORATION

Shares of Series A Convertible Preferred Stock

Shares of Common Stock

Shares of Common Stock initially issuable upon the conversion of

Series A Convertible Preferred Stock

This prospectus supplement no. 7 supplements the prospectus, dated July 14, 2017, relating to the above-referenced securities (the “Securities”), which may be offered for sale by the selling stockholders identified in “Principal and Selling Stockholders” in the prospectus. This prospectus supplement no. 7 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the prospectus and this prospectus supplement no. 7, you should rely on the information in this prospectus supplement no. 7.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

This prospectus supplement no. 7 is filed for the purpose of including in the prospectus information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 20, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 7 is November 20, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2017

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2017, Peabody Energy Corporation (the “Company”) amended its Credit Agreement (as previously amended, the “Credit Agreement”) by entering into Amendment No. 2 to Credit Agreement (the “Amendment”), by and among the Company, the subsidiaries of the Company party thereto as reaffirming parties, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.

Pursuant to the Amendment, the Company, among other things, added an incremental revolving credit facility (the “Incremental Revolving Facility”) in an aggregate principal amount of $270,000,000. The interest rates per annum applicable to loans under the Incremental Revolving Facility will be (i) LIBOR plus 3.25% for LIBOR loans or (ii) a base rate plus 2.25% for base rate loans. The Incremental Revolving Facility matures on November 17, 2020. The Incremental Revolving Credit Facility is available for general liquidity purposes. The Company initially intends to utilize the facility for the issuance of letters of credit.

The Amendment also adds a financial covenant for the benefit of the revolving lenders that measures the ratio of the Company’s consolidated first lien net debt (subject to an unrestricted cash netting cap of $800 million) to the amount of the Company’s consolidated EBITDA (as defined in the Credit Agreement).

The foregoing summary is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, by and among Peabody Energy Corporation, the subsidiaries of Peabody Energy Corporation party thereto as reaffirming parties, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, by and among Peabody Energy Corporation, the subsidiaries of Peabody Energy Corporation party thereto as reaffirming parties, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

November 20, 2017	By:	/s/ A. Verona Dorch
	Name:	A. Verona Dorch
	Title:	Chief Legal Officer